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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM N-8A

          NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                     OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

A.   Name:

          Nuveen Investment Trust IV

B.   Address of Principal Business Office (No. & Street, City, State, Zip Code):

          333 West Wacker Drive
          Chicago, Illinois 60606

C.   Telephone Number (including area code):

          (312) 917-7700

D.   Name and address of agent for service of process:

          Gifford R. Zimmerman
          c/o John Nuveen & Co. Incorporated
          333 West Wacker Drive
          Chicago, Illinois 60606

     Copies to:

          Janet D. Olsen
          70 W. Madison St.
          Chicago, Illinois 60602

E.   Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

        [x] Yes    [ ] No
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     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in Chicago, Illinois on October 7, 1998.


                                        NUVEEN INVESTMENT TRUST IV
                                        ---------------------------
                                        (name of registrant)

                                        By: /s/ Gifford R. Zimmerman
                                            ------------------------
                                                Vice President

Attest:  /s/ Karen L. Healy
         -----------------------------
             Karen L. Healy
             Assistant Secretary